Exhibit 1

Joint Filing Agreement

This Joint Filing Agreement, entered into and effective as of October 20, 2014, is made by and between Magna Equities II, LLC, Magna Management, LLC, Magna Equities I, LLC, and Joshua Sason (each, a “ Filer ” and, collectively, the “ Filers ”) pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Each of the Filers hereby acknowledges and agrees that the foregoing statement on Schedule 13G (the “ Schedule 13G ”) is filed on behalf of each of the Filers and that all subsequent amendments to the Schedule 13G shall be filed on behalf of each of the Filers without the necessity of filing additional joint filing agreements. Each Filer acknowledges that such Filer shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning such Filer contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any of the other Filers, except to the extent that such Filer knows or has reason to believe that such information is inaccurate. Each Filer consents to the filing of this Joint Filing Agreement as an exhibit to the Schedule 13G.

This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice to the other Filers.

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SCHEDULE 13G

CUSIP No. 30255C102

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date set forth above.

Magna Equities II, LLC

By:   /s/ Joshua Sason

Name: Joshua Sason

Title: Chief Executive Officer

Magna Management, LLC

By:   /s/ Joshua Sason

Name: Joshua Sason

Title: Chief Executive Officer

Magna Equities I, LLC

By:   /s/ Joshua Sason

Name: Joshua Sason

Title: Chief Executive Officer

Joshua Sason
/s/ Joshua Sason JOSHUA SASON